Exhibit 99.1

Horizon Bank Reports Record Earnings For Year End.

Bradenton, Florida, January 23, 2006/PRNewswire-Horizon Bancorporation, Inc. (OTCBB:HZNB)

Horizon Bancorporation, Inc. (the “Company”) the holding company of Horizon Bank, today reported record earnings of $1.43 million for the year ended December 31, 2005.  On a fully diluted basis, the earnings were $0.80 per share.  Comparable earnings for 2004 were $851 thousand, or $0.53 per share.  The Company finished the year with $152 million in assets.

For the fourth quarter, net earnings were $406 thousand, or $0.21 per share, versus $277 thousand or $0.17 per share for the comparable quarter in 2004.

Net interest income was $5.57 million for 2005, which was a $1.31 million increase over 2004.  Non-interest income was $342 thousand, a $211 thousand increase.  Operating expenses increased by only $170 thousand in 2005 as compared to 2004.  Operating income before taxes on a consolidated basis for 2005 was $2.41 million, versus $1.03 million for 2004.

The Company has grown by $29 million in assets, or 24% in 2005.  The Bank has $123 million in loans and $133 million in deposits as of December 31, 2005.

Horizon Bank operates two full service branches in Bradenton, Florida and recently opened a new full service branch in Palmetto, FL.  The Bank also has an ATM location in the Red Barn Market (also in Bradenton).

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.